Exhibit 16.2



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, NW
Washington, DC   20549


Dear Sirs/Madams:

We have read Item 4 of Halifax Corporation's Form 8-K dated July
28, 2004, and have the following comments:

     We agree with the statements made in the second sentence of first paragraph, and the third and fourth paragraphs;

     We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph and the second paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP



July 28, 2004
McLean, Virginia